Exhibit 10.4

FLORIDA HURRICANE CATASTROPHE FUND REPLACEMENT
EXCESS OF LOSS REINSURANCE CONTRACT
Effective: June 1, 2015

issued to

UNITED PROPERTY & CASUALTY INSURANCE COMPANY
St. Petersburg, Florida
including any and/or all companies that are or hereafter become affiliated therewith

FLORIDA HURRICANE CATASTROPHE FUND REPLACEMENT
EXCESS OF LOSS REINSURANCE CONTRACT
Effective: June 1, 2015
(hereinafter referred to as the “Contract”)

issued to

UNITED PROPERTY & CASUALTY INSURANCE COMPANY
St. Petersburg, Florida
including any and/or all companies that are or hereafter become affiliated therewith
(hereinafter referred to collectively as the “Company”)

by

THE SUBSCRIBING REINSURER(S)
EXECUTING THE INTERESTS AND LIABILITIES
AGREEMENT(S) ATTACHED HERETO
(hereinafter referred to as the “Reinsurer”)

ARTICLE 1 - BUSINESS COVERED

By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its Covered Policies as such term is defined under the Reimbursement Contract effective June 1, 2015 between the Company and the State Board of Administration of the State of Florida which Administers the Florida Hurricane Catastrophe Fund (hereinafter the “Reimbursement Contract”).

ARTICLE 2 - DEFINITIONS

A.	“Loss Adjustment Expense Reimbursement” as used herein shall be defined as 5% of the reimbursed losses under the Reimbursement Contract.

B.	The terms "Covered Event," "Loss Occurrence" and "Ultimate Net Loss" as used herein shall follow the definitions under the Reimbursement Contract.

C.
“Term of this Contract” as used herein shall be defined as the period from 12:01 a.m, Eastern Time, June 1, 2015, until 12:01 a.m., Eastern Time, June 1, 2016. However, if this Contract is terminated, "Term of this Contract" as used herein shall mean the period from 12:01 a.m., Eastern Time, June 1, 2015, until the effective time and date of the termination if this Contract is terminated on a cutoff basis, or through the end of the runoff period if this Contract is terminated on a runoff basis.

ARTICLE 3 - TERM

A.
This Contract shall become effective at 12:01 a.m., Eastern Time, June 1, 2015, with respect to losses arising out of Loss Occurrences commencing at or after that time and date, and shall remain in force until 12:01 a.m., Eastern Time, June 1, 2016, unless earlier terminated in accordance with the provisions of this Contract.

B.
If this Contract is terminated or expires while a Loss Occurrence covered hereunder is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire Loss Occurrence had occurred prior to the termination or expiration of this Contract, provided that no part of such Loss Occurrence is claimed against any renewal or replacement of this Contract.

C.
Notwithstanding the provisions of paragraph A above, the Company may require the Subscribing Reinsurer to provide funding in accordance with the provisions of the Funding of Reserves Article and/or may reduce or terminate a Subscribing Reinsurer's percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:

1.
The Subscribing Reinsurer's (or the Subscribing Reinsurer's parent or holding company's) policyholders' surplus (or its equivalent under the Subscribing Reinsurer's [or the Subscribing Reinsurer's parent or holding company's] accounting system) as reported in such financial statements of the Subscribing Reinsurer (or the Subscribing Reinsurer's parent or holding company) as designated by the Company, has been reduced by 20.0% of the amount of surplus (or the applicable equivalent) at any date during the prior 12-month period (including the 12-month period prior to the inception of this Contract); or

2.
The Subscribing Reinsurer’s A.M. Best’s financial strength rating has been assigned or downgraded below A- and/or its Standard & Poor’s financial strength rating has been assigned or downgraded below A-; or

3.
The Subscribing Reinsurer has become (or has announced its intention to become) merged with, acquired by or controlled by any other entity or individual(s) not controlling the Subscribing Reinsurer’s operations previously; or

4.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

5.
The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement or similar proceedings (whether voluntary or involuntary), or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

6.	The Subscribing Reinsurer has reinsured its entire liability under this Contract with an unaffiliated entity or entities without the Company’s prior written consent; or

7.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

8.
The Subscribing Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid; or

9.	The Subscribing Reinsurer fails, for any reason, to comply with the provisions of the Funding of Reserves Article within the time period(s) prescribed in such Article; or

10.
There is a severance or obstruction of free and unfettered communication and/or normal commercial and/or financial intercourse between the United States of America and the country in which the Subscribing Reinsurer is incorporated or has its principal office, as a result of war, currency regulations or any circumstances arising out of political, financial or economic uncertainty.

The effective date of reduction or termination shall be the date specified in the Company’s written notice of reduction or termination; however such date shall not be earlier than the date of public announcement as respects the earliest applicable trigger, or if there is no date of public announcement as respects the applicable trigger, the date the written notice of reduction or termination is sent to the Subscribing Reinsurer. The Reinsurer shall notify the Company as promptly as possible upon the occurrence of any of the events set forth in subparagraphs 1 through 10 above.

D.
Additionally, in the event of any of the circumstances listed in paragraph C above, the Company shall have the option to commute the Subscribing Reinsurer’s liability for losses arising under Covered Policies subject to this Contract. In the event the Company and the Subscribing Reinsurer cannot agree on the net present value of the Subscribing Reinsurer’s liability under such Covered Policies, they shall appoint an independent actuary to assess such liability and shall share equally any expense of any such actuary. If the Company and the Subscribing Reinsurer cannot agree on an independent actuary, the Company and the Subscribing Reinsurer each shall nominate three individuals, of whom the other shall decline two, and the final appointment shall be made by drawing lots. Payment by the Subscribing Reinsurer of the amount of liability ascertained shall constitute a complete and final release of both parties in respect of liability arising from the Subscribing Reinsurer’s participation under this Contract.

E.
If the Company elects to reduce or terminate a Subscribing Reinsurer’s participation percentage in accordance with the provisions of paragraph C above, the Subscribing Reinsurer shall have no liability, as respects such reduced or terminated share, for losses arising out of Loss Occurrences commencing after the effective date of reduction or termination. Further, the reinsurance premium, including the minimum premium, if applicable, due hereunder shall be prorated based on the Subscribing Reinsurer’s period of participation hereunder and shall be paid as promptly as possible after the final Adjusted Premium is determined hereunder.

F.	The Company’s option to require commutation as set forth under paragraph D above shall survive the termination or expiration of this Contract.

G.	The Company’s waiver of any rights provided in this Article is not a waiver of that right or other rights at a later date.

H.
Notwithstanding the expiration or termination of this Contract or the Reinsurer’s participation hereunder, the provisions of this Contract will continue to apply to all obligations and liabilities of the parties incurred hereunder to the end that all such obligations and liabilities will be fully discharged and performed.

ARTICLE 4 - EXCLUSIONS

The exclusions of this Contract shall follow the Reimbursement Contract. However, the exclusion set forth in subparagraph (20) of Article VI - Exclusions of the Reimbursement Contract, shall not apply.

ARTICLE 5 - SPECIAL ACCEPTANCE

The Company may submit to the Reinsurer for special acceptance business not covered by this Contract. Such business, if accepted by the Reinsurer, shall be covered hereunder, and shall be subject to the terms and conditions of this Contract, except as otherwise modified by such special acceptance. The Reinsurer shall be deemed to have accepted a risk if it has not responded within five business days after receipt of the request for special acceptance. Any business covered by special acceptance under the reinsurance contract being replaced by this Contract will be automatically covered hereunder. Further, in the event a Subscribing Reinsurer becomes a party to this Contract subsequent to the special acceptance of any business not normally covered hereunder, the Subscribing Reinsurer will be deemed to have accepted such business for coverage hereunder.

ARTICLE 6 - RETENTION AND LIMIT

A.
The Company shall retain and be liable for the first $230,356,000 of Ultimate Net Loss arising out of each Loss Occurrence. The Reinsurer shall then be liable for the amount by which such Ultimate Net Loss exceeds the Company’s retention plus the Loss Adjustment Expense Reimbursement, but the liability of the Reinsurer shall not exceed $631,247,000 as respects any one Loss Occurrence, nor shall it exceed $631,241,000 as respects all Loss Occurrences commencing during the Term of this Contract.

B.
Notwithstanding the provisions of paragraph A above, when the Company experiences covered losses from one or two Covered Events during the Term of this Contract, the Company’s retention shall be applied to each of the Covered Events. When the Company experiences covered losses from more than two Covered Events during the Term of this Contract, the Company’s retention shall be applied to each of the two Covered Events causing the largest covered losses for the Company. For each other Covered Event resulting in covered losses, the Company’s retention shall be reduced to one-third and applied to all other Covered Events.

ARTICLE 7 - LOSS NOTICES AND SETTLEMENTS

A.	Whenever losses sustained by the Company appear likely, in the Company’s opinion, to result in a claim hereunder, the Company shall notify the Reinsurer.

B.	The Company alone and in its sole discretion shall adjust, settle or compromise all claims and losses hereunder.

C.
Loss payments, whether made by the Company as a result of adjustment, settlement or compromise, provided they are within the terms of this Contract, shall be binding on the Reinsurer. The Reinsurer shall pay within 10 business days to the Company its share of amounts due upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

ARTICLE 8 - PREMIUM

As premium for the reinsurance coverage provided by this Contract, the Company shall pay the Reinsurer $47,343,525 in four equal installments of $11,835,881.25 payable on July 1 and October 1 of 2015, and January 1 and April 1 of 2016. However, in

the event this Contract is terminated, there shall be no deposit premium installments due after the effective date of termination.

ARTICLE 9 - SALVAGE AND SUBROGATION

A.
The Reinsurer shall be credited with salvage or subrogation recoveries (i.e., reimbursement obtained or recovery made by the Company) on account of claims and settlements involving reinsurance hereunder. Recoveries therefrom shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage and subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights, provided it is economically reasonable, in the Company’s opinion, to do so.

B.
The expense incurred by the Company in pursuing any such reimbursement or recovery (excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer) shall be borne by each party in proportion to its benefit (if any) from the recovery. If the recovery expense exceeds the amount recovered, the amount recovered (if any) shall be applied to the reimbursement of recovery expense incurred by the Company, and the remaining expense as well as any originally incurred Loss Adjustment Expense shall be included in the Company’s Ultimate Net Loss.

ARTICLE 10 - OFFSET

The Company and the Reinsurer, each at its option, may offset any balance or balances, whether on account of premiums or losses or otherwise, due from one party to the other under the terms and conditions of this Contract; provided, however, that in the event of the insolvency of a party hereto, offsets shall be allowed only in accordance with applicable statutes and regulations.

ARTICLE 11 - LATE PAYMENTS

A.
The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract. However, any Subscribing Reinsurer that has its share terminated in accordance with the provisions of paragraph C of the Term Article shall not be allowed to implement the provisions of this Article against the Company.

B.
In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the “Intermediary”) by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365th of the U.S. prime rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made plus 3%; times

3.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

1.
As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.
Any claim or loss payment due the Company hereunder shall be deemed due 10 business days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 business days, interest will accrue on the payment or amount overdue in accordance with paragraph B of this Article, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 business days following transmittal of written notification that the provisions of this Article have been invoked.

D.	For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

E.    Nothing herein shall be construed as limiting or prohibiting the Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

ARTICLE 12 - LIABILITY OF THE REINSURERLIABILITY OF THE REINSURER

A.
The liability of the Reinsurer shall follow that of the Company in every case and be subject in all respects to all of the general and specific stipulations, clauses, waivers, interpretations and modifications of the Company’s Policies and any endorsements thereto. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B.    Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

ARTICLE 13 - NET RETAINED LINES

A.
This Contract applies only to that portion of any Policy which the Company retains net for its own account (prior to deduction of any reinsurance which inures solely to the benefit of the Company), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any Policy which the Company retains net for its own account shall be included.

B.
The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

ARTICLE 14 - FUNDING OF RESERVES

(Applies to each Subscribing Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves and/or at the option of the Company in the event any of the triggers set forth in paragraph C of the Term Article occur.)

A.
As regards Covered Policies or bonds issued by the Company coming within the scope of this Contract, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium or losses covered hereunder, or any other outstanding balances which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund its share of any unearned premium (including, but not limited to, the unearned portion of any deposit premium installment as determined by the Company), known outstanding losses and Loss Adjustment Expense that have been reported to the Reinsurer, losses and Loss Adjustment Expense paid by the Company but not recovered from the Reinsurer, including all case reserves plus any reasonable amount estimated to be unreported from known Loss Occurrences, plus any other outstanding balances owed to the Company (hereinafter referred to as “Reinsurer Obligations”) by funds withheld, cash advances, Letter of Credit or a Trust Agreement which meets the requirements of the Florida Insurance Laws and Regulations and are acceptable to the Company. The Reinsurer shall have the option to fund in another manner if the method and form thereof is acceptable to the Company and the insurance regulatory authorities having jurisdiction over the Company’s reserves.

As respects a reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves, it is understood that any funding required of such reinsurer as set forth above shall not be greater than the amount of funding required by the insurance regulatory authorities having jurisdiction over the Company’s reserves.

B.
When funding by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank meeting the NAIC Securities Valuation Office credit standards for issuers of Letters of Credit and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s Obligations. Such Letter of Credit shall be issued for a period of not less than one year, and shall contain an “evergreen” clause, which automatically extends the term for one year from its date of expiration or any future expiration date, unless 30 days (or 60 days where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

C.
The Reinsurer and the Company agree that the Letters of Credit or other funding provided by the Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Agreement:

1.	To reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Contract and which has not been otherwise paid;

2.
To make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s Obligations (or in excess of 102% of the Reinsurer’s Obligations if funding is provided by a Trust Agreement) under this Contract;

3.
To fund an account with the Company for the Reinsurer’s Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the U.S. prime rate shall accrue to the benefit of the Reinsurer;

4.	To pay the Reinsurer’s share of any other amounts the Company claims are due under this Contract.

All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer. In the event the amount drawn by the Company is in excess of the actual amount required for (1) or (3), or in the case of (4), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

D.
The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

E.
At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations, for the sole purpose of amending the Letter of Credit or other method of funding, in the following manner:

1.
If the statement shows that the Reinsurer’s Obligations exceed the balance of the Letter of Credit as of the statement date, the Reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference. Should another method of funding be used, the Reinsurer shall increase such funding by the amount of the difference set forth in the statement within 30 days after receipt of the statement.

2.
If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of the Letter of Credit (or that 102% of the Reinsurer’s Obligations are less than the Trust Account balance if funding is provided by a Trust Agreement) as of the statement date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit. Should another method of funding be used, the Company shall decrease such funding by the amount of the difference set forth in the statement within 30 days after receipt of the statement.

F.
Should the Subscribing Reinsurer be in breach of its obligations under this Article, or any Trust Agreement that the Subscribing Reinsurer enters into to collateralize the Reinsurer’s Obligations hereunder, notwithstanding anything to the contrary elsewhere in this Contract, including but not limited to the Arbitration Article, the Company may seek immediate relief in respect of said breach from any court sitting in Pinellas County, Florida having competent jurisdiction of the parties hereto or the state and federal courts having jurisdiction for disputes from Pinellas County, as determined by the Company, and the parties consent to jurisdiction of such court. The Subscribing Reinsurer agrees that in addition to obeying the order of such court, it will bear all costs, including reasonable attorneys’ fees and court costs, incurred by the Company in seeking the relief sought from such breach. In the alternative, at the sole discretion of the Company, the Company may elect to demand arbitration of such dispute pursuant to the provisions of the Arbitration Article hereunder.

ARTICLE 15 - ACCESS TO RECORDS

The Reinsurer or its duly appointed representative shall have access to the books and records of the Company on matters relating to this reinsurance upon reasonable advance written notice to the Company and at reasonable times during the regular business hours of the Company, at the location where such books and records are maintained in the ordinary course of business, for the purpose of obtaining information concerning this Contract or the subject matter thereof. However, the Reinsurer shall have such access only if it is current in all undisputed payments due to the Company in accordance with the provisions of this Contract. It is understood that reasonable advance written notice shall not be less than five business days. The Reinsurer may make copies of records of the Company related to this Contract, but at the Reinsurer’s sole expense.

ARTICLE 16 - CONFIDENTIALITY

A.
The Reinsurer hereby acknowledges that the terms and conditions of this Contract, documents, information and data provided to it by the Company, whether directly or through an authorized agent, during the course of negotiation, administration, and performance of this Contract (hereinafter referred to as “confidential information”) are proprietary and confidential to the Company. Confidential information shall not include documents, information or data that the Reinsurer can show:

1.	Are publicly available or have become publicly available through no unauthorized act of the Reinsurer;

2.	Have been rightfully received from a third person without obligation of confidentiality; or

3.	Were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

B.	Absent the written consent of the Company, the Reinsurer shall not disclose any confidential information to any third parties, including any affiliated companies, except:

1.	When required by retrocessionaires subject to the business ceded to this Contract;

2.	When required by regulators performing an audit of the Reinsurer’s records and/or financial condition;

3.	When required by external auditors performing an audit of the Reinsurer’s records in the normal course of business; or

4.	When required by courts or arbitrators in connection with an actual or potential dispute hereunder.

Further, the Reinsurer agrees not to use any confidential information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

C.
Notwithstanding the above, in the event the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the confidential information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D.	The provisions of this Article shall extend to the officers, directors, shareholders and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

ARTICLE 17 - ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE 18 - CURRENCY

A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, it shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

ARTICLE 19 - TAXES

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

ARTICLE 20 - FEDERAL EXCISE TAX

A.
The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.
In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

ARTICLE 21 - FOREIGN ACCOUNT TAX COMPLIANCE ACT

A.
The Subscribing Reinsurer shall provide the Company with all documentation and information required for the Company to comply with any obligations imposed under the foreign account tax compliance provisions of the Hiring Incentives to Restore Employment Act of 2010, including any related regulations of the Internal Revenue Service (hereinafter referred to as “FATCA”).

B.
In addition, the Subscribing Reinsurer shall indemnify the Company for any penalty or other expense the Company incurs as a result of the Subscribing Reinsurer’s failure to comply with FATCA or to provide the Company with the documentation or information required in accordance with the provisions of paragraph A above.

ARTICLE 22 - INSOLVENCY

A.	If more than one reinsured company is included within the definition of “Company” hereunder, this Article shall apply individually to each such company.

B.
In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor, with reasonable provision for verification, on the basis of the liability of the Company or on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C.
Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

D.
It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee or other party as more specifically limited by any statute or regulation applicable hereto, of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees. However, the exceptions provided in (1) and (2) above shall apply only to the extent that applicable statutes or regulations specifically permit such exceptions.

ARTICLE 23 - ARBITRATION

A.
Binding Arbitration. Except as may be elected by the Company pursuant to paragraph F of the Funding of Reserves Article of this Contract, any dispute relating in any way to the formation, scope, implementation, performance or enforcement of this Contract, or which arises out of or relates to this Contract, shall be resolved through binding arbitration in accordance with this Article. The provisions of this Article are intended to control in the event that other provisions of this Contract or of any other contract are in conflict with the provisions of this Article. No provision of this Contract or of any other contract or understanding shall result in the provisions of this Article being interpreted as being permissive or optional.

B.
Initiation of Arbitration. To initiate arbitration, a party to this Contract shall notify the other party in writing by certified or registered mail, return receipt requested, of its desire to arbitrate. The notice shall refer to this Article of the Contract and state the nature of the dispute and the remedy sought. The Party to which the notice is sent shall respond to it in writing within 10 business days after receipt thereof.

C.
Arbitrator Appointment Process. The dispute shall be resolved by a panel of three arbitrators. Subject to the qualification requirements set forth in the following sections, each Party shall, by e-mail to the other Party or its counsel, appoint one of the arbitrators within 30 days after the notification of initiation of arbitration is received. If a Party fails to appoint an arbitrator within such 30 days, the other Party may appoint the second arbitrator.

D.
Umpire Selection Process. Within 30 calendar days after the date of the e-mail naming them as an arbitrator, the two party-appointed arbitrators shall each provide the other by e-mail the names of three candidates for the third arbitrator, who shall act as umpire, chairing the arbitration panel. If a party-appointed arbitrator fails timely to provide such names, subject to the disqualification of candidates for conflicts disclosed on an umpire questionnaire, the umpire may be selected by the party-appointed arbitrator who timely submitted umpire candidate names. Each named candidate shall be asked to complete and return, within 10 business days, a questionnaire similar to the Neutral Selection Questionnaire found on the ARIAS-US website, such questionnaire being acceptable to the Company. If a candidate fails to return a fully completed umpire questionnaire postmarked in the 10 business days provided, the name of that candidate shall be stricken from the list and not considered further. Any candidate whose responses in the questionnaire indicate a conflict of interest shall be disqualified from consideration as umpire, but may be replaced by another candidate by the party which named the disqualified candidate within five business days. Substitute candidates shall be subject to the questionnaire process set forth above. If the party-appointed arbitrators do not, within 20 business days of the return of the completed umpire questionnaires, agree on an umpire from among the persons named and not disqualified by the questionnaires, then within a further period of 10 business days, each party-named arbitrator shall strike two names from those suggested by the other party-appointed arbitrator (or strike a lesser number if necessary to leave one name pending proposed by each Party), and the umpire shall be selected from the remaining two candidates (one of whom being designated as the “even” candidate, and one the “odd” candidate), using the first digit to the left of the decimal point of the closing Dow industrial average on the next business day (said digit being either “even” or “odd”), subject to the provisions of this Article.

E.
Arbitrator Qualifications. Each of the two party-appointed arbitrators (1) shall be a current or former officer of a property and casualty insurance or reinsurance company, (2) shall have not less than 10 years’ experience with property insurance or reinsurance, and (3) shall not be a current or former employee, officer, or director of a Party or any of their respective affiliates. The umpire (a) shall be a current or former officer of a property and casualty insurance or reinsurance company,

(b) shall have not less than 10 years’ experience in property and casualty insurance or reinsurance, and (c) shall not be a current or former employee, officer, or director of a Party or any of their respective affiliates. If an appointed arbitrator or umpire dies, develops a conflict of interest, becomes disabled or is otherwise unable or unwilling to serve, a substitute shall be selected in the same manner as the departing member was chosen, and the arbitration shall continue.

F.
Place and Time; Procedure. Within 30 calendar days after both arbitrators and the umpire have been appointed or selected, the panel shall hold an organizational meeting to determine and notify the Parties of the procedure to be filed, what discovery will be permitted and the date of the final hearing. The arbitration hearing and any pre-hearing conferences shall be held in St. Petersburg, Florida, on the date(s) fixed by the arbitrators, provided that the arbitrators may call for pre-hearing conferences by means of teleconference or videoconference as they may deem appropriate. The arbitrators shall establish pre-hearing and hearing procedures as warranted by the facts and issues of the dispute. The arbitrators may consider any relevant evidence and shall give the evidence such weight as they deem appropriate after consideration of any objections raised. Each Party may examine any witnesses who testify at the arbitration hearing. The arbitrators may allow discovery limited to that discovery reasonably necessary to facilitate the effective presentation of the dispute to the arbitrators. If the arbitrators elect to allow discovery, they shall distribute a discovery plan which shall set forth the scope of permissible discovery and the time frame during which discovery shall be conducted. All arbitration proceedings shall be conducted in the English language. The arbitrators shall base their decision on the terms and conditions of this Contract and applicable law. The arbitrators shall decide all substantive and procedural issues by majority vote. The arbitration proceedings and the outcome thereof shall be kept strictly confidential. The panel is empowered to grant interim relief as it may deem appropriate. If the reinsurance agreement is accompanied by any collateral requirements, the panel shall enforce the collateral requirements pending the final hearing.

G.
Costs. Each party shall bear the cost of the arbitrators appointed by it, and shall jointly and severally bear the cost of the umpire. The remaining costs of arbitration shall be allocated by the panel as part of its final award. The arbitrators may not award attorneys’ fees to any Party.

H.
Award. The award of the arbitration panel shall be in writing and shall be binding upon the Parties. If either Party fails to carry out any aspect of the award, the other Party may seek enforcement of the award in a court of competent jurisdiction, as specified in this Contract, under the Federal Arbitration Act.

I.
Consolidation. Any claims asserted by a Party against the other Party with respect to this Contract or any agreement related to this Contract or the reinsurance program to which this Contract pertains shall be asserted in a single arbitration proceeding, and it is agreed that if such claims are asserted in more than one arbitration proceeding, that the claims shall be consolidated in a single arbitration proceeding, to be heard by the first arbitration panel that is appropriately selected and constituted. The Parties further agree that any arbitration under this Contract shall, at the sole option of either Party, be consolidated with any other arbitration relating to the reinsurance program to which this Contract pertains.

J.	Alternative Expedited Arbitration.

1.
Notwithstanding the foregoing provisions of this Article, in the event an amount in dispute hereunder is $1,000,000 or less, the parties will submit to an expedited arbitration process with the use of a single arbitrator. The arbitrator will be chosen in accordance with the procedures for selecting an arbitrator in force on the date the arbitration is demanded, established by the AIDA Reinsurance and Insurance Arbitration Society - U.S. (ARIAS), using that organization’s Enhanced Umpire Selection program, or any similar program, limiting the potential arbitrators to persons satisfying the qualifications set forth in paragraph E of this Article.

2.
Each party’s case will be submitted to the arbitrator within 100 calendar days of the date of determination of the arbitrator. Discovery will be limited to exchanging only those documents directly relating to the issue in dispute, subject to a limit of two discovery depositions from each party, unless otherwise authorized by the arbitrator upon a showing of good cause.

3.
Within 120 calendar days of the date of determination of the arbitrator, the hearing will be completed and a written award will be issued by the arbitrator. As the parties agree that time is of the essence, the sole arbitrator does not have the authority to lengthen the schedule, absent agreement of both parties. The arbitrator will have all the powers conferred on the arbitration panel as hereinabove provided and the terms of this Article not otherwise specifically altered by the terms of this paragraph J will apply.

ARTICLE 24 - SERVICE OF SUIT

(Applicable if the Subscribing Reinsurer is not domiciled in the United States of America, and/or is not authorized in any state, territory or district of the United States where authorization is required by insurance regulatory authorities)

A.
This Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

B.
The parties agree that the state and federal courts located in Pinellas County, Florida or state and federal courts having jurisdiction for disputes from Pinellas County, are the courts of competent personal and subject matter jurisdiction and are the proper venue for any court proceedings permitted under this Article or under this Contract. The parties further agree not to assert, by way of motion, as a defense, or otherwise in any such proceeding, that the venue of the suit is improper or that the agreement or the subject matter may not be enforced by such courts.

C.
In the event the Reinsurer fails to pay any amount claimed to be due hereunder or otherwise fails to perform its obligations hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of the state or federal courts in Pinellas County, Florida or the state and federal courts having jurisdiction for disputes from Pinellas County, as determined by the Company. The Reinsurer will comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer upon this Contract, will abide by the final decision of such court or of any appellate court in the event of an appeal.

D.
Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Office of Insurance Regulation, Commissioner of Insurance for the State of Florida or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

ARTICLE 25 - RUN-OFF REINSURERSRUN-OFF REINSURERS

A.	“Run-off Subscribing Reinsurer” as used herein shall mean a Subscribing Reinsurer that experiences one or more of the following circumstances:

1.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business or has been placed under regulatory supervision or in rehabilitation; or

2.	The Subscribing Reinsurer has ceased all or substantially all of its underwriting operations; or

3.	The Subscribing Reinsurer has transferred all or substantially all of its claims-paying authority to an unaffiliated entity; or

4.	The Subscribing Reinsurer has assigned its interests or delegated its obligations under this Contract to an unaffiliated entity.

Notwithstanding the foregoing, the transfer of claims-paying authority or administration to a third party, if the Subscribing Reinsurer maintains control over claims settlement decisions, shall not constitute a transfer of claims-paying authority for the purposes of subparagraphs 3 and 4 of this paragraph.

B.
Notwithstanding any other provision of this Contract, in the event a Subscribing Reinsurer becomes a Run-off Subscribing Reinsurer at any time, the Company may elect, by giving written notice to the Run-off Subscribing Reinsurer at any time thereafter, that all or any of the following shall apply to the Run-off Subscribing Reinsurer’s participation hereunder:

1.	If the Run-off Subscribing Reinsurer does not pay a claim or raise a query concerning the claim within 30 days of billing, it shall be estopped from denying such claim and must pay immediately.

2.
If payment of any claim has been received from Subscribing Reinsurers constituting at least 50% of the interests and liabilities of all Subscribing Reinsurers who participated on this Contract and who are not classified as Run-off Subscribing Reinsurers as of the due date, the Run-off Subscribing Reinsurer shall be estopped from denying such claim and must pay within 10 days following transmittal to the Run-off Subscribing Reinsurer of written notification of such payments.

3.
Should the Run-off Subscribing Reinsurer refuse to pay claims as required by subparagraphs 1 and/or 2 above, the interest penalty specified in the Late Payments Article shall be increased by 1.0% for each 30 days that a payment is past due, subject to a maximum increase of 7.0%, it being understood that in no event shall the maximum amount exceed the amount permitted by applicable law.

4.
The Company may require the Run-off Subscribing Reinsurer to provide funding in accordance with the provisions of the Funding of Reserves Article or the Company may require that the Run-off Subscribing Reinsurer’s liability for Loss Occurrences commencing during the term of this Contract be commuted. If the Company elects to commute, the parties shall agree on the commutation amount. If the parties fail to agree within 30 days following the Company’s election of commutation, they shall appoint an actuary and/or appraiser to assess such liability and shall share equally the expense of the actuary and/or appraiser. If the Company and the Run-off Subscribing Reinsurer fail to agree on an actuary and/or appraiser within 45 days following the Company’s election of commutation, the Company and the Run-off Subscribing Reinsurer shall each nominate three individuals, of whom the other shall decline two, and the final appointment shall be made by drawing lots. None of the actuaries and/or appraisers shall have a financial interest in, nor be a current or former employee of, either of the parties to this Contract. The decision in writing of the actuary or appraiser shall be final and binding on both parties. The expense of the actuary or appraiser and of the commutation will be equally divided between the two parties. The Run-off Subscribing Reinsurer shall promptly pay the amount so determined. Payment by the Run-off Subscribing Reinsurer of the commutation amount shall constitute a full and final release of both parties under this Contract.

5.	The provisions of the Offset Article shall not apply.

6.	The provisions of the Arbitration Article shall not apply.

C.	The Company’s waiver of any rights provided in this Article shall not constitute a future waiver of that right, or any other rights, of the Company under this Contract.

ARTICLE 26 - SEVERABILITY

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

ARTICLE 27 - GOVERNING LAW

This Contract shall be governed as to performance, administration and interpretation by the laws of the State of Florida, exclusive of the rules with respect to conflicts of law.

ARTICLE 28 - AGENCY

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured company(ies) for the purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes or remitting or receiving any monies due any party.

ARTICLE 29 - ENTIRE AGREEMENT

A.
This Contract and any related trust agreement, letter of credit and/or special acceptance(s), shall constitute the entire agreement between the parties hereto with respect to the business reinsured hereunder and there are no understandings between the parties other than as expressed in this Contract.

B.	Any change to or modification of this Contract shall be null and void unless made by an addendum signed by both parties.

ARTICLE 30 - MODE OF EXECUTION

A.	This Contract (including any addenda thereto) may be executed by any of the following methods:

1.	An original written ink signature of paper documents;

2.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3.
Electronic signature technology employing computer software and a digital signature or digitizer pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B.
The use of any one or a combination of the methods set forth in paragraph A above shall constitute a valid execution of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

ARTICLE 31 - INTERMEDIARY

TigerRisk Partners LLC is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including, but not limited to, notices, statements, premium, return premium, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through TigerRisk Partners LLC, 7601 France Avenue South, Suite 200, Edina, Minnesota 55435. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

IN WITNESS WHEREOF, the Company has confirmed its review of the Interests and Liabilities Agreement(s) attached to and forming part of this Contract and its agreement to be bound by the terms and conditions thereof, and has executed this Contract by its duly authorized representative on:

this 27th day of May , in the year 2015 .

/s/ B. Bradford Martz
UNITED PROPERTY & CASUALTY INSURANCE COMPANY